Exhibit 4.2

LexinFintech Holdings Ltd. —             Share

(the “Company”)

An exempted company incorporated under the laws of the Cayman Islands

Number	Shares

Share capital is US$500,000 divided into 5,000,000,000 shares comprising of

(i) 1,889,352,801 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 110,647,199 Class B Ordinary Shares of a par value of US$0.0001 each, and

(iii) 3,000,000,000 Reserved Shares of a par value of US$0.0001 each.

THIS IS TO CERTIFY THAT                                                                                                                      is the registered holder of                                                                                  Shares in the Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the Company on	by:

DIRECTOR/ OFFICER